April 30, 2019

Nuveen S&P 500 Dynamic Overwrite Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen S&P 500 Dynamic Overwrite Fund (SPXX) (File No. 333-224036)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933, as amended (the “Securities Act”), to the Registration Statement of Nuveen S&P 500 Dynamic Overwrite Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001